Exhibit 10.38

FIRST POTOMAC REALTY TRUST

2003 EQUITY COMPENSATION PLAN

FORM OF RESTRICTED SHARE AGREEMENT—TRUSTEE

This RESTRICTED SHARE AGREEMENT, is entered into on             , 20        (the “Agreement”), by and between, First Potomac Realty Trust, a Maryland real estate investment trust (the “Company”), and             (the “Recipient”). Capitalized terms used but not otherwise defined in this Agreement shall have the respective meanings set forth in the First Potomac Realty Trust 2003 Equity Compensation Plan, as amended (the “Plan”).

WHEREAS, on             , 20            (the “Date of Grant”), the Compensation Committee (the “Committee”) of the Board of Trustees (the “Board”) of the Company approved the grant, as of             , 20        , of a Restricted Share Award, pursuant to which the Recipient shall receive common shares of beneficial interest, par value $.001 per share (“Common Shares”), pursuant to and subject to the terms and conditions of the Plan.

NOW, THEREFORE, in consideration of the Recipient’s services to the Company and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Number of Shares; Restrictions. The Company hereby grants the Recipient a Restricted Share Award (the “Share Award”) of             Common Shares (the “Restricted Shares”) pursuant to the terms of this Agreement and the provisions of the Plan. The Restricted Shares may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of and shall be subject to a risk of forfeiture until the lapse of the Restricted Period, as defined in Section 2 below.

2. Lapse of Restrictions; Restricted Period. Except as provided in Sections 3 and 5 below, the restrictions set forth in Section 1 above shall lapse and all of the Restricted Shares shall become unrestricted and freely tradable on the earlier of (i)             , 20        , or (ii) the date of the next annual shareholders meeting of the Company, if Recipient is a member of the board of trustees of the Company or any of its affiliates on such date.

3. Change of Control. The provisions of the Plan applicable to a Change of Control shall apply to the Restricted Shares, and in the event of a Change of Control, the Committee may take such actions as it deems appropriate pursuant to the Plan. Notwithstanding the preceding sentence, if a Change of Control occurs, all of the Restricted Shares shall become immediately unrestricted and freely transferable by the Recipient on the date of the Change of Control.

4. Rights of Shareholder. From and after the Date of Grant and for so long as the Restricted Shares are held by or for the benefit of the Recipient, the Recipient shall have all the rights of a shareholder of the Company with respect to the Restricted Shares, including but not limited to the right to receive dividends and the right to vote such Restricted Shares. Dividends paid on Restricted Shares shall be paid at the dividend payment date for the Common Shares in cash or in Common Shares. Shares distributed in connection with a Common Share split or Common Share dividend shall be subject to restrictions and a risk of forfeiture to the same extent as the Restricted Shares with respect to which such Common Shares have been distributed.

5. Termination of Membership on Board of Trustees. In the event that Recipient ceases to be a member of the Board of Trustees of the Company (the “Board”) for any reason prior to the lapse of the Restricted Period, then the Restricted Shares and any accrued but unpaid dividends that are at that time subject to restrictions set forth herein shall be forfeited to the Company without payment of any consideration by the Company, and neither the Recipient nor any of his or her successors, heirs, assigns, or personal representatives shall thereafter have any further rights or interests in such Restricted Shares or certificates. Notwithstanding the preceding, the restrictions set forth in Section 1 above shall lapse and the Restricted Shares shall not be forfeited on the date Recipient ceases to be a member of the Board due to Recipient’s death, disability, required retirement or non-reelection to the Board.

6. Miscellaneous.

(a) Entire Agreement. This Agreement and the Plan contain the entire understanding and agreement of the Company and the Recipient concerning the subject matter hereof, and supersede all earlier negotiations and understandings, written or oral, between the parties with respect thereto.

(b) Conflicting Provisions. This Agreement is made under and subject to the provisions of the Plan, and all of the provisions of the Plan are hereby incorporated by reference into this Agreement. In the event of any conflict between the provisions of this Agreement and the provisions of the Plan, the provisions of the Plan shall govern. By signing this Agreement, the Recipient confirms that he or she has received a copy of the Plan and has had an opportunity to review the contents thereof.

(c) No Guarantee of Continued Membership on Board. The Recipient acknowledges and agrees that nothing herein shall be deemed to create any implication concerning the adequacy of the Recipient’s services to the Company or any of its subsidiaries or shall be construed as an agreement by the Company or any of its subsidiaries, express or implied with respect to Recipient’s continued membership on the Board.

(d) Assignment and Transfer. Except as the Committee may otherwise permit pursuant to the Plan, the rights and interests of the Recipient under this Agreement may not be sold, assigned, encumbered, pledged, or otherwise transferred except in the event of the death of the Recipient, by will or by the laws of descent and distribution. In the event of any attempt by the Recipient to sell, assign, encumber, pledge or otherwise transfer its rights and interests hereunder, except as provided in this Agreement, or in the event of the levy or any attachment, execution or similar process upon the rights or interests hereby conferred, the Company may terminate the Restricted Shares by notice to the Recipient, and the Restricted Shares and all rights hereunder shall thereupon become null and void. The rights and protections of the Company hereunder shall extend to any successors or assigns of the Company. This Agreement may be assigned by the Company without the Recipient’s consent.

(e) Captions. The captions and section numbers appearing in this Agreement are inserted only as a matter of convenience. They do not define, limit, construe or describe the scope or intent of the provisions of this Agreement.

(f) Counterparts. This Agreement may be executed in counterparts, each of which when signed by the Company or the Recipient will be deemed an original and all of which together will be deemed the same agreement.

(g) Notices. Any notice to the Company provided for in this Agreement shall be addressed to the Company in care of the Secretary at the headquarters of the Company, and any notice to the Recipient shall be addressed to the Recipient at his current home address shown on the records of the Company, or such other address as the Recipient may designate to the Company in writing pursuant to the procedures of this Section 6(g). Any notice shall be given by personal delivery, by first class U.S. Mail, or by facsimile.

(h) Amendments. Subject to the provisions of the Plan, this Agreement may be amended or modified at any time by an instrument in writing signed by the parties hereto.

(i) Governing Law. This Agreement and the rights of all persons claiming hereunder will be construed and determined in accordance with the laws of the State of Maryland without giving effect to the choice of law principles thereof.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

FIRST POTOMAC REALTY TRUST
Attest:

By:
Eric Rogers	Krista Bean Dorrian
Assistant Secretary	Vice President, Legal and Secretary

RECIPIENT